Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-1 of B2Digital, Incorporated of our report dated August 2, 2019, relating to the audited consolidated balance sheets of B2Digital, Incorporated and its subsidiaries as of March 31, 2019, and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended.

/s/ Accell Audit & Compliance, P.A.

Tampa, Florida

December 30, 2020